Exhibit 10(k)

June 21, 2004

Earl Hoffman
Advanced Extraction Technologies, Inc.
2 Northpoint Drive, Suite 820
Houston, TX  77060
RE:  Small NRU - Gross Margin/Process Royalty

Dear Earl:

     Pending a formal amendment to the First Amended and Restated Agreement to Develop Natural Gas Treatment Projects using the Mehra Gas Treating Units dated January 1, 2004, this will confirm the following agreement regarding Mehra Process nitrogen rejection units (NRU) with an inlet capacity of 2,500 Mcf per day or less.

     Gateway will have the NRU fabricated by Process Recovery Systems (John Tyson) based on a Process Design Basis Package prepared by AET at no cost to Gateway or PRS. PRS will also ship to and install the NRU at the producer's site. Gateway will quote the producer a turnkey price for the installed and operational NRU to include the NRU, freight costs, installation charges and technical support from AET through start-up and achievement of the performance guarantees for the NRU. Gateway and AET will share equally the gross margin realized on the installed NRU; provided, however, that AET will receive at least $75,000 of the gross margin. The gross margin on the installed NRU is equal to the turnkey price paid by the producer less the dollar amount invoice to Gateway by Process Recovery Systems to design, purchase equipment components, fabricate, ship, and install the NRU.

     In addition, we expect to obligate the producer to pay a Project Fee, which consists of a development fee payable to Gateway and a process royalty payable to AET, of at least $0.05 per inlet Mcf starting no earlier than the beginning of the fifth year of operation. This Project Fee, if any, will be shared equally between Gateway and AET.

     This letter agreement may be terminated by either party on thirty days prior written notice to the other party; provided, however, that it shall remain in effect with regard to each NRU with a capacity of 2,500 Mcf per day or less for which a definitive agreement has been executed prior to the termination date of this letter agreement by Gateway and a third party for the fabrication and installation of the NRU.

Very truly yours,

/s/ Michael Fadden
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Michael Fadden
President

Accepted and agreed to this 21st day of June 2004.

By:  /s/  Earl P. Hoffman
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          Earl P. Hoffman